EXECUTION VERSION

Morgan Stanley Senior Funding, Inc. 1585 Broadway New York, New York 10036	J.P. Morgan Securities LLC JPMorgan Chase Bank, N.A. 383 Madison Avenue New York, New York 10179

June 9, 2014

Tyson Foods, Inc.
2200 W. Don Tyson Parkway
Springdale, AR 72762

Attention:     Susan White
Vice President and Treasurer

Project Hobbit
$8,200,000,000 364-Day Senior Unsecured Bridge Facility
$1,000,000,000 364-Day Senior Unsecured Revolving Credit Facility
Second Amended and Restated Commitment Letter

Ladies and Gentlemen:

You (“you” or the “Borrower”) have advised Morgan Stanley Senior Funding, Inc. (“MSSF”), J.P. Morgan Securities LLC (“JPMS”), JPMorgan Chase Bank, N.A. (“JPMorgan”, and together with MSSF and each party that becomes a party to this Commitment Letter as an additional “Commitment Party” pursuant to Section 2 hereof, collectively, the “Commitment Parties”, “we” or “us”) that you intend (i) to commence, through a newly formed wholly-owned subsidiary (“Merger Sub”), a tender offer (as such tender offer may be amended, supplemented or otherwise modified from time to time, the “Tender Offer”) for all of the issued and outstanding shares of common stock of The Hillshire Brands Company (the “Target”, and together with its subsidiaries, the “Acquired Business”) together with any related rights under any shareholder rights agreements (collectively, the “Shares”), including any Shares that may become outstanding upon the exercise of options or other rights to acquire Shares after the commencement of the Tender Offer but before the consummation of the Tender Offer on the Closing Date (as defined below), for a purchase price consisting of cash consideration set forth in the Tender Offer (including the initial offer to purchase and all other material documents entered into by you or your subsidiaries in connection with the Tender Offer, such documents, including all exhibits thereto, as they may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof, are collectively referred to herein as the “Tender Offer Documents”), and (ii) promptly following the Closing Date, to effect a merger (the “Merger”, and together with the Tender Offer, the “Acquisition”) of Merger Sub with and into the Target, in each case pursuant to that certain Agreement and Plan of Merger to be entered into among the Borrower, Merger Sub, and the Target (the “Acquisition Agreement”, and together with the Tender Offer Documents, the “Acquisition Documents”). After giving effect to the Acquisition, the Target will be a wholly-owned subsidiary of the Borrower.
In that connection, you have advised us that in connection with the Acquisition you intend to obtain (a) up to $8,200,000,000 of gross proceeds from the issuance by the Borrower of unsecured debt, term loans, equity, equity-linked or other securities (the “Permanent Financing”) and/or (b) to the extent the Borrower does not issue or incur or borrow the Permanent Financing up to such

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amount on or prior to the Closing Date (as defined below), loans under a 364-day senior unsecured bridge facility (the “Bridge Facility”) in an aggregate principal amount not to exceed $8,200,000,000 (as such amount may be reduced pursuant to the “Mandatory Prepayments and Commitment Reductions” section of the Bridge Facility Term Sheet) on the terms set forth in this letter and in the Summary of Terms and Conditions attached hereto as Exhibit A (including the Annex attached thereto) (the “Bridge Facility Term Sheet”).
In addition, you have advised us that you intend to amend the Credit Agreement, dated as of August 9, 2012, among you, as borrower, the subsidiary borrowers party thereto, the lenders party thereto and JPMorgan, as administrative agent, to, among other things, permit the consummation of the Transactions (as defined below) without resulting in the occurrence of a default or event of default under the Existing Revolving Facility (as amended, restated, amended and restated, supplemented or modified prior to May 29, 2014 (the “Original Commitment Date”), the “Existing Revolving Facility” and the amendment thereto, the “Amendment”). In connection with the foregoing, you agree to use commercially reasonable efforts to effect the Amendment as soon as reasonably practicable following the Original Commitment Date; provided, however, that if the effective date of the Amendment (or the effective date of any other waiver, consent or other agreement or arrangement pursuant to which the Transactions are permitted to be consummated without resulting in the occurrence of a default or event of default under the Existing Revolving Facility) (any such date, the “Amendment Effective Date”) does not occur on or prior to the Closing Date, you intend to terminate the Existing Revolving Facility and obtain replacement financing pursuant to a 364-day revolving credit facility (the “364-Day Revolving Credit Facility”, and together with the Bridge Facility, the “Facilities”) with $1,000,000,000 in aggregate commitments and on the terms set forth in this letter and in the Summary of Terms and Conditions attached hereto as Exhibit B (including the Annex attached thereto) (the “364-Day Revolving Credit Facility Term Sheet”).
The Acquisition, the issuance or incurrence or borrowing of the Permanent Financing, the Bridge Facility, the Amendment, the 364-Day Revolving Credit Facility and the transactions contemplated by or related to the foregoing are collectively referred to herein as the “Transactions”. The date on which all conditions precedent to the consummation of the Tender Offer as set forth in the Acquisition Documents are satisfied and on which the Facilities shall initially become available is referred to herein as the “Closing Date”.
1. Commitments. MSSF is pleased to commit to provide, severally and not jointly, 72.5% of the aggregate principal amount of each of (i) the Bridge Facility on the terms set forth in this letter and the Bridge Facility Term Sheet and (ii) the 364-Day Revolving Credit Facility on the terms set forth in this letter and the 364-Day Revolving Credit Facility Term Sheet, and JPMorgan is pleased to commit to provide, severally and not jointly, 27.5% of the aggregate principal amount of each of (i) the Bridge Facility on the terms set forth in this letter and the Bridge Facility Term Sheet and (ii) the 364-Day Revolving Credit Facility on the terms set forth in this letter and the 364-Day Revolving Credit Facility Term Sheet, in the case of each Facility, subject to the applicable Conditions Precedent to Initial Availability of Loans set forth in Exhibit C (the “Conditions Precedent Exhibit” and, together with the Bridge Facility Term Sheet, the 364-Day Revolving Credit Facility Term Sheet, and Exhibits D and E hereto, the “Term Sheets” and collectively with this letter, this “Commitment Letter”); provided that, (x) the amount of the Bridge Facility and the aggregate commitments of the Commitment Parties hereunder for the Bridge Facility shall be automatically reduced at any time on or after the date hereof as set forth in the section titled “Mandatory Prepayments and Commitment Reductions” of the Bridge Facility Term Sheet and (y) the aggregate commitments of the Commitment Parties hereunder for the 364-Day Revolving Credit Facility shall be automatically terminated and/or permanently reduced at any time on or after the date hereof as set forth in the section titled “Mandatory Commitment Reductions” of the 364-Day Revolving Credit Facility Term Sheet. MSSF and JPMorgan are referred to herein collectively as the “Initial Commitment Parties”.

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It is understood that (i) MSSF and JPMS shall act as joint lead arrangers and joint bookrunners (in such capacities, the “Arrangers”), (ii) MSSF shall act as sole administrative agent for the Bridge Facility and the 364-Day Revolving Credit Facility (in such capacities, the “Administrative Agent”) and (iii) JPMorgan shall act as sole syndication agent for the Bridge Facility and the 364-Day Revolving Credit Facility. You agree that no other agents, co-agents, arrangers or bookrunners will be appointed, no other titles will be awarded and no compensation will be paid in connection with either Facility, unless you and we shall agree. It is further agreed MSSF will have “upper left” placement, and JPMS will have placement immediately to the right of MSSF, in all documentation used in connection with each Facility and shall have all roles and responsibilities customarily associated with such placement.
Notwithstanding anything to the contrary contained in this Commitment Letter, the Definitive Documentation (as defined in the Conditions Precedent Exhibit), the Fee Letter or any other letter agreement or undertaking concerning the financing of the Acquisition, (a) the only conditions to closing and initial availability of our commitments hereunder on the Closing Date shall be those set forth in the Conditions Precedent Exhibit, and upon satisfaction (or waiver) of such conditions the initial funding (to the extent requested by the Borrower in accordance with the respective terms thereof) of the Bridge Facility and the 364-Day Revolving Credit Facility shall occur (it being understood that there are no conditions (implied or otherwise) to the commitments hereunder, including compliance with the terms of this Commitment Letter, the Fee Letter and the Definitive Documentation, other than those that are expressly stated herein to be conditions to the initial availability of the Bridge Facility and the 364-Day Revolving Credit Facility on the Closing Date as set forth in the Conditions Precedent Exhibit) and (b) the only representations relating to the Borrower, the Target and their respective subsidiaries and their respective businesses the accuracy of which shall be a condition to availability of the Bridge Facility and the 364-Day Revolving Credit Facility on the Closing Date shall be (i) the Acquisition Agreement Representations (as defined in the Conditions Precedent Exhibit) and (ii) the Specified Representations (as defined in the Conditions Precedent Exhibit).
2. Syndication. The Arrangers reserve the right, prior to or after execution of the Bridge Documentation or the 364-Day Revolving Credit Facility Documentation (each as defined in the Conditions Precedent Exhibit), in consultation with you, to syndicate all or a part of our commitments under the Facilities, in each case, to one or more financial institutions and/or lenders (such financial institutions and/or lenders to the Bridge Facility, the “Bridge Lenders” and such financial institutions and/or lenders to the 364-Day Revolving Credit Facility, the “364-Day Revolving Lenders” and, together with the Bridge Lenders, the “Lenders”) in accordance with the terms hereof, which syndication shall be managed by the Arrangers in consultation with the Borrower; provided, however, that, notwithstanding anything else to the contrary contained herein, (a) until the earlier of (i) the date that is 45 days after the Original Commitment Date and (ii) the Closing Date (such date, the “Specified Date”), the selection of Lenders by the Arrangers shall be subject to the Borrower’s approval in its sole discretion (it being understood and agreed that such approval shall not be required with respect to any Lender that is a party to the Borrower’s Existing Revolving Facility or is otherwise identified in writing as an approved Lender by the Borrower and the Arrangers prior to the Original Commitment Date), (b) following the Specified Date, if and for so long as a Successful Syndication (as defined in the Fee Letter) has not been achieved, the selection of Lenders by the Arrangers shall be in consultation with the Borrower (it being understood and agreed that such lenders selected by the Arrangers pursuant to this clause (b) shall be limited (unless otherwise consented to by the Borrower) to commercial and investment banks, in each case, whose senior, unsecured, long-term indebtedness has a Minimum Rating (as defined in the Fee Letter) by not less than two of Standard & Poor’s Rating Services, Moody’s Investor Service, Inc. and Fitch Ratings Ltd. (such banks, “Investment Grade Lenders”)) and (c) following the achievement of a Successful Syndication, the Borrower shall have the applicable consent rights with respect to assignments of commitments and loans under the Facilities as set forth in the Term Sheets; provided, further, that in no event shall any Lender be a competitor (or a reasonably identifiable affiliate of such competitor) of the Borrower and its subsidiaries

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or otherwise be an institution that is identified as an ineligible Lender in writing by the Borrower to the Arrangers prior to the Original Commitment Date (each such person a “Disqualified Institution” and collectively, the “Disqualified Institutions”).
The Initial Commitment Parties’ commitments hereunder with respect to the Bridge Facility shall be reduced dollar for dollar, allocated as set forth in Section 2 of the Fee Letter, as and when commitments for the Bridge Facility are received from Bridge Lenders but only to the extent that each such Bridge Lender both (i) is then an Investment Grade Lender and (ii) becomes (x) party to this Commitment Letter as an additional “Commitment Party” with respect to the Bridge Facility pursuant to a joinder agreement or other documentation, in each case reasonably satisfactory to the Arrangers and you or (y) party to the Bridge Documentation as a “Lender” thereunder. To the extent that any portion of the commitment of an Initial Commitment Party hereunder with respect to the Bridge Facility is syndicated to a Bridge Lender that is not an Investment Grade Lender, then such Initial Commitment Party shall not be relieved of it obligation hereunder to fund such portion of such commitment on the Closing Date to the extent that such Bridge Lender fails to fund such commitment on the Closing Date in accordance with the terms of the Bridge Facility. The Initial Commitment Parties’ commitments hereunder with respect to the 364-Day Revolving Credit Facility shall be reduced dollar for dollar, allocated as set forth in Section 2 of the Fee Letter, as and when commitments for the 364-Day Revolving Credit Facility are received from 364-Day Revolving Lenders to the extent that each such 364-Day Revolving Lender becomes (i) party to this Commitment Letter as an additional “Commitment Party” with respect to the 364-Day Revolving Credit Facility pursuant to a joinder agreement or other documentation, in each case reasonably satisfactory to the Arrangers and you or (ii) party to the 364-Day Revolving Credit Facility Documentation as a “Lender” thereunder. It is understood that on the Closing Date, each Initial Commitment Party’s obligation to fund its respective commitment under each of the Bridge Facility and the 364-Day Revolving Credit Facility shall be limited to such Initial Commitment Party’s then-outstanding commitment (as such commitment may have been reduced as set forth in the preceding sentence). The Arrangers intend to commence syndication efforts with respect to the Facilities promptly upon the execution of this Commitment Letter by the parties hereto (but not before the public announcement of the Transactions by you), and you agree to use your commercially reasonable efforts to actively assist the Arrangers until the earlier of (a) 90 days after the Closing Date and (b) the achievement of a Successful Syndication in completing a syndication reasonably satisfactory to the Arrangers and you as soon as practicable after your acceptance hereof. Such assistance shall include (a) your using commercially reasonable efforts to ensure that the Arrangers’ syndication efforts benefit from your existing lending and investment banking relationships, (b) direct contact between senior management and advisors of the Borrower, on the one hand, and the proposed Lenders, on the other hand, at reasonable times and intervals and in such manner to be mutually agreed, (c) your assistance in the preparation of a confidential information memorandum and other reasonably available and customary marketing materials with respect to you and your subsidiaries (other than materials the disclosure of which would violate a confidentiality agreement or waive attorney-client privilege) to be used in connection with the syndication and (d) the hosting, with the Arrangers, of one or more meetings or conference calls with prospective Lenders, at times and locations to be mutually agreed upon, as deemed reasonably necessary by the Arrangers. Until the earlier of (a) 90 days after the Closing Date and (b) the achievement of a Successful Syndication, you agree that there shall be no competing offering, placement or arrangement of any commercial bank or other syndicated credit facilities by or on behalf of the Borrower or any of its subsidiaries that could reasonably be expected to impair the primary syndication of the Facilities in any material respect, other than (i) the Amendment, (ii) the Facilities, (iii) any borrowings under the Existing Revolving Facility (including pursuant to extensions, modifications and replacements thereof) up to $1.25 billion, to the extent that each of MSSF and JPMS is offered a role to act as an active joint lead arranger having committed to provide, severally and not jointly, an amount equal to that of the other “top-tier lenders” in connection with any such extension, modification or replacement, (iv) any borrowings under existing ordinary course foreign credit lines (including any renewal, extension or replacement thereof), (v) indebtedness permitted to be incurred under the Acquisition Agreement, and (vi) any purchase money

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indebtedness, capital lease obligations, industrial revenue bonds and similar obligations, in each case in the ordinary course of business. In addition, you agree to use commercially reasonable efforts to obtain ratings giving effect to the Transactions at least 10 business days prior to the Closing Date from Moody’s Investor Services, Inc. (“Moody’s”), Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation (“S&P”) and Fitch Ratings (“Fitch”) with respect to the senior unsecured debt of the Borrower. The Arrangers, subject to your rights and the applicable limitations set forth in this Section 2 of the Commitment Letter, will manage all aspects of the syndication in consultation with you, including, without limitation, decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate and the allocations of the commitments among the Lenders and the amount and distribution of fees among the Lenders. In acting in their respective capacities as Arrangers, each Arranger will have no responsibility other than to arrange the syndication as set forth herein and shall in no event be subject to any fiduciary or other implied duties. To assist the Arrangers in their syndication efforts, you agree to (and in the case of the Acquired Business, consistent with the terms of the Acquisition Agreement or any non-disclosure agreement between you and Target, to use commercially reasonable efforts to) promptly prepare and provide to us all customary and reasonably available financial and other information with respect to the Borrower, and to the extent reasonably practicable and subject to the limitations and compliance with the terms of the Acquisition Agreement or such non-disclosure agreement, if applicable, the Acquired Business and each of their respective subsidiaries (which, notwithstanding the foregoing, shall include if and when required to be delivered by Rule 3-05 of Regulation S-X and the rules and regulations of the Securities Act of 1933, as amended (the “Securities Act”), audited consolidated annual financial statements of the Acquired Business, as well as unaudited interim consolidated financial statements (which shall have been reviewed by the independent accountants for the Acquired Business as provided in Statement on Auditing Standards No. 100) prepared in accordance with U.S. GAAP) and the Transactions, including, without limitation, customary projections concerning the Borrower and its subsidiaries prepared by the Borrower (together with any estimates, forecasts, budgets or other forward looking information concerning the Borrower and its subsidiaries prepared by the Borrower, the “Projections”), as the Arrangers may reasonably request in connection with the arrangement and syndication of the Facilities; provided, that each of the foregoing to the extent relating to the Acquired Business may only be required (x) if and to the extent consistent with, and subject to the limitations and compliance with the terms of, the Acquisition Agreement and/or such non-disclosure agreement or (y) are otherwise available, or may be derived from information available, to you. Notwithstanding anything to the contrary in this Commitment Letter or the Fee Letter, neither the commencement nor the completion of any syndication of the Facilities nor any of your obligations to assist with the syndication of or obtain ratings with respect to either of the Facilities shall constitute a condition precedent to the availability of the Facilities on the Closing Date or at any time thereafter. Each of the Arrangers and the Borrower agrees to use its commercially reasonable efforts to negotiate, execute and deliver the Bridge Documentation promptly following the execution of this Commitment Letter.
You agree that the Arrangers may make available any Information (as defined below) and Projections (collectively, the “Company Materials”) to potential Lenders by posting the Company Materials on IntraLinks, the Internet or another similar electronic system (the “Platform”). You further agree to assist, at the reasonable request of the Arrangers, in the preparation of a version of a confidential information memorandum and other customary marketing materials and presentations to be used in connection with the syndication of the Facilities to potential Lenders who do not wish to receive material non-public information (within the meaning of the United States federal securities laws) with respect to the Borrower, the Target or their respective subsidiaries, consisting exclusively of information or documentation that is either (a) publicly available (or contained in the prospectus or other offering memorandum for any securities to be issued by the Borrower in connection with the Transactions) or (b) not material with respect to the Borrower, the Target or their respective subsidiaries or any of their respective securities for purposes of foreign (if applicable), United States federal and state securities laws (all such information and documentation being “Public Lender Information”). Any information and

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documentation that is not Public Lender Information is referred to herein as “Private Lender Information.” You further agree, at our reasonable request, to identify any document to be disseminated by the Arrangers to any Lender or potential Lender in connection with the syndication of each Facility as containing solely Public Lender Information (provided that the Borrower has been afforded an opportunity to comply with the applicable Securities and Exchange Commission (“SEC”) disclosure obligations). Unless identified by you as containing solely Public Lender Information, each document to be disseminated by the Arrangers will be deemed to be Private Lender Information unless you, after receipt thereof, advise the Arrangers otherwise in writing. You acknowledge and agree that the following documents may be distributed to potential Lenders (other than Disqualified Institutions) who wish to receive only Public Lender Information unless, after receipt thereof, you or your counsel advise the Arranger in writing (including by email) within a reasonable time prior to their intended distribution to the contrary (provided that you have been given a reasonable opportunity to review such documents and comply with any applicable SEC disclosure obligations): (i) drafts and final Definitive Documentation; (ii) administrative materials prepared by the Arrangers for potential Lenders (e.g., a lender meeting invitation, allocations and/or funding and closing memoranda); and (iii) notification of changes in the terms of either Facility. Notwithstanding the foregoing, it is understood and agreed that the Company Materials and the Private Lender Information are both subject to the confidentiality provisions in this Commitment Letter.
3. Information. You hereby represent (but the accuracy of such representation shall not be a condition to the commitments hereunder or the funding of the Facilities on the Closing Date) (with respect to information relating to the Acquired Business, to your knowledge) that (a) all written information (other than the Projections or information of a general economic or industry specific nature) (the “Information”) that has been or will be made available to us or any of our affiliates or any Lender or any potential Lender by you, or any of your representatives is or will be, when taken as a whole, complete and correct in all material respects and does not or will not, when furnished and taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made, after giving effect to all supplements or updates thereto and (b) the Projections that have been or will be made available to us or any of our affiliates or any Lender or potential Lender by you or any of your representatives have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time made and furnished (it being understood that such Projections are not to be viewed as facts, are subject to significant uncertainties and contingencies, any of which are beyond your control, that actual results during the period or periods covered by such Projections may differ significantly from the projected results and such differences may be material, and that no assurance can be given that any particular Projection will be realized). You agree to supplement (and, with respect to the Acquired Business, to use commercially reasonable efforts to supplement) the Information and Projections from time to time until the later of (i) the Closing Date and (ii) the date that is the earlier of (x) a Successful Syndication and (y) 90 days after the Closing Date, if you become aware that any of the representations in the previous sentence would be incorrect if such Information and/or Projections were being furnished at such time so that the representations and covenants in the immediately preceding sentence remain correct. You acknowledge that we will be entitled to use and rely on the Information and Projections without independent verification thereof.
We reserve the right to employ the services of one or more of our affiliates in providing services contemplated by this Commitment Letter and to allocate, in whole or in part, to such affiliates certain fees payable to us in such manner as we and our affiliates may agree. You acknowledge that, subject to Section 8 below, we may share with any of our affiliates participating in the Transactions, and such affiliates may share with us, any information related to the Transactions, you and your subsidiaries or the Acquired Business or any of the matters contemplated hereby in connection with the Transactions.

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4. Fees. As consideration for our commitment hereunder and the Arrangers’ agreement to perform the services described herein, you agree to pay the non-refundable fees set forth in the Term Sheets, in the Second Amended and Restated Fee Letter delivered herewith from MSSF, JPMorgan and JPMS to you relating to the Facilities and dated the date hereof (the “Fee Letter”) and in any other fee agreements agreed to by the relevant parties hereto.
5. Indemnity and Expenses; Other Activities. You agree (a) to indemnify and hold harmless each Commitment Party and its affiliates and each officer, director, employee, advisor and agent of each Commitment Party or its affiliates (each, an “indemnified person”) from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Facilities, the use of the proceeds thereof, the Transactions or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto and regardless of whether brought by a third party or by the Borrower or any of its affiliates (any of the foregoing, a “Proceeding”), and to reimburse each indemnified person within 30 days after receipt of a reasonably detailed written invoice therefor (together with documentation supporting such reimbursement request) for any reasonable and documented out-of-pocket expenses incurred in connection with investigating, defending, preparing to defend or participating in any such Proceeding (but limited in the case of legal fees and expenses, to the reasonable fees, disbursements and other charges of (i) a single counsel selected by the Arrangers for all such indemnified persons, taken as a whole, and (ii) solely in the case of a potential or actual conflict of interest, one additional counsel to all affected indemnified persons, taken as a whole (and, if reasonably necessary, one local counsel for each relevant jurisdiction for all such indemnified persons, taken as a whole, as the Arrangers may deem appropriate in their good faith judgment)), provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent (i) they are found by a final, nonappealable judgment of a court of competent jurisdiction to arise from the bad faith, willful misconduct or gross negligence of such indemnified person (or of such indemnified person’s affiliates, officers, directors, employees, advisors or agents), (ii) they arise as a result of such indemnified person’s (or such indemnified person’s affiliates’, officers’, directors’, employees’, advisors’ or agents’) material breach of its obligations under this Commitment Letter or the Fee Letter or (iii) they relate to disputes solely among indemnified persons that are not arising out of any act or omission by you or any of your affiliates, other than claims against any agent, arranger, bookrunner or other similar role under any Facility in its capacity as such, and (b) to reimburse each Commitment Party and its affiliates within 30 days (or, if the invoice relates to reimbursements in connection with the Transactions and such invoice was submitted at least 2 business days prior to the Closing Date, within 2 business days) after receipt of a reasonably detailed written invoice (together with documentation supporting such reimbursement request) for all reasonable and documented out-of-pocket expenses (but, limited in the case of legal fees and expenses, to the reasonable fees, disbursements and other charges of (i) a single counsel selected by the Arrangers for all such persons, taken as a whole, and (ii) solely in the case of a potential or actual conflict of interest, one additional counsel to all such affected persons, taken as a whole (and, if reasonably necessary, one local counsel for each relevant jurisdiction for all such persons, taken as a whole, as the Arrangers may deem appropriate in their good faith judgment)) incurred in connection with the Facilities and any related documentation (including, without limitation, this Commitment Letter, the Fee Letter and the Definitive Documentation) or the administration, amendment, modification or waiver thereof or the enforcement of any rights or remedies hereunder. Notwithstanding any other provision of this Commitment Letter, no party shall be liable (i) for any damages arising from the use by unintended recipients of Information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent any such damages are found by a final, nonappealable judgment of a court of competent jurisdiction to arise from the gross negligence, bad faith or willful misconduct of, or material breach of this Commitment Letter or the Fee Letter by, such indemnified person (or such indemnified person’s affiliates, officers, directors, employees, advisors or agents) or other party, or (ii) for any special, indirect, consequential or punitive damages in connection with the Commitment Letter, the Fee Letter, the

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Facilities, the use of the proceeds thereof, the Transactions or any related transaction; provided, that nothing contained in this sentence shall limit your indemnification obligations to the extent set forth hereinabove to the extent such special, indirect, consequential or punitive damages are included in any third party claim in connection with which such indemnified person is entitled to indemnification hereunder.
Notwithstanding anything to the contrary contained herein, you shall not be liable for any settlement of any Proceeding effectuated without your prior written consent (such consent not to be unreasonably withheld or delayed), but, if settled with your written consent, or if there is a final judgment by a court of competent jurisdiction against an indemnified person in any such Proceeding for which you are required to indemnify such indemnified person pursuant to the preceding paragraph, you agree to indemnify and hold harmless each indemnified person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with the preceding paragraph. You shall not, without the prior written consent of the affected indemnified person (which consent shall not be unreasonably withheld or delayed), settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any Proceeding in respect of which indemnification may be sought hereunder unless such settlement, compromise, consent or termination (i) includes an unconditional release of each indemnified person from all liability arising out of such Proceeding and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of such indemnified person. Notwithstanding the foregoing paragraphs, each indemnified person shall be obligated to refund or return any and all amounts paid by you under the paragraph above to such indemnified person for any losses, claims, damages, liabilities or expenses to the extent such indemnified person is not (or is found not to be) entitled to payment of such amounts in accordance with the terms hereof.
You acknowledge that each Commitment Party and its affiliates (the term “Commitment Party” as used below in this paragraph being understood to include such affiliates) may be providing debt financing, equity capital or other services (including, without limitation, financial advisory services) to other companies in respect of which you may have conflicting interests or a commercial or competitive relationship with and otherwise. In particular, you acknowledge that each of Morgan Stanley & Co. LLC (“MS&Co.”) and JPMS is acting as a buy-side financial advisor to you in connection with the Transactions. You agree not to assert or allege any claim based on actual or potential conflict of interest arising or resulting from, on the one hand, the engagement of MS&Co. or JPMS in such capacity and our obligations hereunder, on the other hand. The Initial Commitment Parties and each other Commitment Party hereto (i) acknowledge the retention of each of MS&Co. and JPMS as a buy-side financial advisor to the Borrower and (ii) acknowledge that such retention does not create any fiduciary duties or fiduciary responsibilities to it on the part of MSSF, JPMS or their respective affiliates. No Commitment Party will use confidential information obtained from you by virtue of the transactions contemplated hereby or other relationships with you in connection with the performance by the Commitment Parties of services for other companies, and no Commitment Party will furnish any such information to other companies or their advisors. You also acknowledge that no Commitment Party has any obligation to use in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained from other companies. You acknowledge that each Commitment Party is acting pursuant to a contractual relationship on an arm’s length basis, and the parties hereto do not intend that any Commitment Party or its affiliates act or be responsible as a fiduciary to the Borrower, its management, stockholders, creditors or any other person. The Borrower hereby expressly disclaims any fiduciary relationship and agrees that it is responsible for making its own independent judgments with respect to any transactions (including the Transactions) entered into between it and the Commitment Parties. The Borrower also acknowledges that no Commitment Party has advised and none is advising the Borrower as to any legal, accounting, regulatory or tax matters, and that the Borrower is consulting its own advisors concerning such matters to the extent it deems appropriate.

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6. Governing Law, etc. This Commitment Letter shall be governed by, and construed in accordance with, the law of the State of New York; provided, that, notwithstanding the preceding sentence and the governing law provisions in this Commitment Letter, the Fee Letter and the Definitive Documentation, it is understood and agreed that the interpretation of (i) an “Acquired Business Material Adverse Effect” (as defined in the Conditions Precedent Exhibit) and whether an “Acquired Business Material Adverse Effect” (as defined in the Conditions Precedent Exhibit) has occurred, (ii) the accuracy of any representation made by the Acquired Business and whether as a result of any inaccuracy thereof you (or an affiliate) have the right (without regard to any notice requirement) to terminate your (or its) obligations (or to refuse to consummate the transactions) under the Acquisition Agreement and (iii) whether the transactions have been consummated in accordance with the terms of the Acquisition Agreement, in each case, shall be governed by, and construed and interpreted in accordance with, the laws of the State of Maryland. The parties hereto hereby waive any right they may have to a trial by jury with respect to any claim, action, suit or proceeding arising out of or contemplated by this Commitment Letter. The parties hereto submit to the exclusive jurisdiction of the federal and New York State courts located in the County of New York in connection with any dispute related to, contemplated by, or arising out of this Commitment Letter and agree that any service of process, summons, notice or document by registered mail addressed to such party shall be effective service of process for any suit, action or proceeding relating to any such dispute; provided that, with respect to any suit, action or proceeding arising out of or relating to the Acquisition Agreement or the transactions contemplated thereby and which do not involve any claims by or against us or the Lenders or to which we or the Lenders are not otherwise a party, this sentence shall not override any jurisdiction provisions set forth in the Acquisition Agreement. The parties hereto irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and agree that any final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and may be enforced in other jurisdictions by suit upon the judgment or in any other manner provided by law.
7. PATRIOT Act. We hereby notify you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (October 26, 2001), as amended) (the “PATRIOT Act”), the Commitment Parties and the other Lenders may be required to obtain, verify and record information that identifies you and each Guarantor, which information includes your and each such Guarantor’s name and address, and other information that will allow the Commitment Parties and the other Lenders to identify you and each such Guarantor in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for each Commitment Party and the other Lenders.
8. Confidentiality. This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person except (a) to your subsidiaries and your and their respective officers, directors, employees, stockholders, partners, members, accountants, attorneys, agents and advisors who are involved in the consideration of this matter on a confidential basis, (b) as may be compelled in a legal, judicial or administrative proceeding or as otherwise required by law or requested by a governmental authority (in which case you agree to the extent permitted under applicable law to inform us promptly thereof), (c) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Commitment Letter, the Fee Letter, or the transactions contemplated thereby or enforcement hereof and thereof, (d) (i) this Commitment Letter (including the Term Sheets), (ii) to the extent redacted in a customary manner, the Fee Letter, and (iii) a generic description of the sources and uses (in a manner that does not disclose the amount of any individual fees paid in connection with the Transactions), in each case, may be disclosed to the Target and its officers, directors, employees, accountants, attorneys, agents and advisors on a confidential basis, (e) with respect to the Commitment Letter only, to rating agencies, (f) you may disclose the existence of the Fee Letter and a generic description of the sources and uses (in a manner that does not disclose the amount of any individual fees

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paid in connection with the Transactions) in connection with the Transactions as part of any projections or pro forma information in customary marketing materials or (g) after your acceptance of this Commitment Letter and the Fee Letter, you may disclose this Commitment Letter (but not the Fee Letter) and the existence of the Fee Letter and the types of provisions (but not the economic terms and not the amount of any individual fees paid in connection with the Transactions (other than a generic description of the sources and uses)) contained therein in filings with the SEC and other applicable regulatory authorities and stock exchanges, as required by law. The foregoing restrictions shall cease to apply in respect of the Commitment Letter (but not the Fee Letter) one year following the termination of this Commitment Letter in accordance with its terms.
Each Commitment Party will treat as confidential all confidential information provided to it hereunder or in connection with the Transactions, including, without limitation, the Company Materials and the Information and shall use such confidential information solely for the purpose of providing the services contemplated hereby in connection with the Transactions; provided, that nothing herein shall prevent such person from disclosing any such information (i) to any Lenders or participants or prospective Lenders or participants (other than any Disqualified Institution or other prospective Lender or participant to whom you have affirmatively declined to provide your consent (to the extent such consent is required hereunder) to the assignment of Loans or Commitments hereunder) and any direct or indirect contractual counterparties to any swap or derivative transaction relating to the Borrower or its obligations under either Facility, in each case, who have agreed to be bound by the confidentiality obligations of this Commitment Letter or otherwise acknowledge and accept that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and the Arrangers, including, without limitation, as agreed in any confidential information memorandum or other marketing or offering materials) in accordance with the standard syndication processes of the Arrangers or customary market standards for dissemination of such type of information, which shall in any event require “click-through” or other affirmative actions on the part of recipient to access such information (collectively, “Specified Counterparties”), (ii) to its officers, directors, employees, stockholders, partners, members, accountants, attorneys, agents, advisors and to actual or prospective assignees and participants directly involved in the Transactions on a confidential basis, (iii) as may be compelled in legal, judicial or administrative proceeding or as otherwise required by law or requested by a governmental authority (in which case such person agrees to the extent permitted under applicable law to inform you promptly thereof), (iv) to any rating agency on a confidential basis, (v) as requested by any state, federal or foreign authority or examiner regulating banks or banking, (vi) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Commitment Letter, the Fee Letter, or the transactions contemplated thereby or enforcement hereof and thereof, (vii) to any of its affiliates directly involved in the Transactions and on a confidential basis and (viii) to the extent such confidential information becomes publicly available (x) other than as a result of a breach of this provision or (y) to it from a source, other than the Borrower on a non-confidential basis, which it has no reason to believe has any confidentiality or fiduciary obligation to the Borrower with respect to such information; provided, that the foregoing obligations of the Commitment Parties shall remain in effect until the earlier of (i) one year from the date hereof, and (ii) the execution and delivery of the Definitive Documentation by the parties thereto, at which time any confidentiality undertaking in the Definitive Documentation shall supersede the provisions in this paragraph.
9. Miscellaneous. This Commitment Letter shall not be assignable by you without our prior written consent (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the indemnified persons. We may assign our commitments and agreements hereunder, in whole or in part, to any of our respective affiliates (it being understood and agreed that no such assignment to an affiliate shall reduce the amount of our commitments hereunder or otherwise relieve, release or novate us from our obligations hereunder except as expressly provided for in Section 2 above) and, subject to the applicable requirements set forth

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in Section 2 above, to any proposed Lender prior to the Closing Date, and not otherwise. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and us. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by electronic transmission (including in “.pdf” or “.tif” format) shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among us with respect to the Facilities and set forth the entire understanding of the parties with respect thereto. No individual has been authorized by any Commitment Party or its affiliates to make any oral or written statements that are inconsistent with this Commitment Letter or the Fee Letter.
Each of the parties hereto agrees that each of this Commitment Letter and the Fee Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including any obligation to negotiate the Definitive Documentation in good faith (it being acknowledged and agreed that the effectiveness and funding of the Facilities is subject to the conditions precedent specified in the Conditions Precedent Exhibit, including the execution and delivery of the Definitive Documentation by the Borrower and the Guarantor in a manner consistent with this Commitment Letter (including the Documentation Principles)). It is understood and agreed that nothing contained in this Commitment Letter or the Fee Letter obligates you or any of your affiliates to consummate the Acquisition or draw down any portion of the Facilities.
The compensation, reimbursement, indemnification, confidentiality, syndication and clear market provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether Definitive Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or our commitments hereunder; provided, that your obligations under this Commitment Letter (other than (i) your obligations with respect to the syndication and clear markets provisions, which shall survive only until the until the earlier of (a) 90 days after the Closing Date and (b) the achievement of a Successful Syndication, and (ii) confidentiality, which shall terminate in accordance with Section 8 hereof) shall automatically terminate and be of no further force and effect (and be superseded by the Definitive Documentation) on the Closing Date and you shall be released from all liability hereunder in connection therewith at such time. You may terminate our commitments hereunder at any time subject to the provisions of the immediately preceding sentence.
If the foregoing correctly sets forth our agreement, please indicate your acceptance of this Commitment Letter and the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter prior to the earlier of (i) 9:00 a.m. (New York City time) on June 9, 2014 and (ii) the time of the public announcement of the Acquisition by you. If the Commitment Letter and Fee Letter have not been executed and returned as described in the preceding sentence by such earlier time, then the Commitment Parties’ offer hereunder shall terminate at such earlier time. After your execution and delivery to us of this Commitment Letter and the Fee Letter, our outstanding commitments with respect to (x) the 364-Day Revolving Credit Facility shall automatically terminate upon the occurrence of the Amendment Effective Date and (y) each Facility in this Commitment Letter shall automatically terminate upon the earliest to occur of (i) with respect to the Bridge Facility, the execution and delivery of the Bridge Documentation, and with respect to the 364-Day Revolving Credit Facility, the execution and delivery of the 364-Day Revolving Credit Facility Documentation, in each case, by all parties thereto, (ii) the earliest to occur of (x) the earlier of (A) December 12, 2014 and (B) the date that is three days following termination of the Pinnacle Merger Agreement (as defined in the Acquisition Agreement), unless the Acquisition Agreement shall have been executed and delivered by the Target (in addition to the Borrower) on or before such earlier date and (y) the earlier of (A) June 6, 2015 and (B) the date that is five months after the date of execution and delivery of the Acquisition Agreement by the Target (in addition to the Borrower), (such applicable date pursuant to this clause (ii), the “Commitment Termination Date”), in each case, if the Closing Date shall not have occurred on or prior thereto; provided that solely with respect to clause (ii)(y)

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above, to the extent that pursuant to Section 8.1(b)(ii) of the Acquisition Agreement (in the form of the Execution Version (as defined in the Condition Precedent Exhibit) provided to the Arrangers prior to their execution hereof) the “Outside Date” (as defined therein) is extended by four months, the Commitment Termination Date shall be automatically extended by four months from the applicable date pursuant to clause (ii)(y) above (and the Borrower shall provide prompt written notice of such extension to the Arrangers), (iii) the closing of the Acquisition without the use of the Bridge Facility or the 364-Day Revolving Facility, as applicable and (iv) the date of termination of your obligations under the Acquisition Documents to consummate the Acquisition in accordance with its terms; provided that the termination of any commitment pursuant to this sentence does not prejudice your rights and remedies in respect of any breach of this Commitment Letter or the Fee Letter that occurred prior to any such termination.
This Commitment Letter supersedes and replaces in its entirety that certain previous amended and restated commitment letter dated as of June 2, 2014 among us and you (the “Existing Commitment Letter”), and the Existing Commitment Letter is of no further effect.
[SIGNATURE PAGES FOLLOW]

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We are pleased to have been given the opportunity to assist you in connection with this important financing.
Very truly yours,

MORGAN STANLEY SENIOR FUNDING, INC.

By: __/s/ Anish Shah______________
Name: Anish M. Shah
Title: Authorized Signatory

[Signature Page to Second A&R Commitment Letter]

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J.P. MORGAN SECURITIES LLC

By: /s/ Thomas Delaney
Name: Thomas Delaney
Title: Executive Director
JPMORGAN CHASE BANK, N.A.

By: /s/ Tony Yung
Name: Tony Yung
Title: Executive Director

[Signature Page to Second A&R Commitment Letter]

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Accepted and agreed to as of
the date first written above by:

TYSON FOODS, INC.

By: /s/ Susan White
Name: Susan White
Title: Vice President & Treasurer

[Signature Page to Second A&R Commitment Letter]

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Exhibit A
TYSON FOODS, INC.
364-DAY SENIOR UNSECURED BRIDGE FACILITY

Summary of Principal Terms and Conditions
June 9, 2014
Capitalized terms not otherwise defined herein shall have the same meaning as specified with respect thereto in the Commitment Letter to which this Exhibit A is attached.

I.	Parties

Borrower:	Tyson Foods, Inc., a Delaware corporation (the “Borrower”).
Joint Lead Arrangers

and Joint Bookrunners:	Morgan Stanley Senior Funding, Inc. (“MSSF”) and J.P. Morgan Securities LLC (in such capacities, the “Arrangers”).

Administrative Agent:	MSSF (in such capacity, the “Administrative Agent”).

Syndication Agent:	JPMorgan Chase Bank, N.A. (in such capacity, the “Syndication Agent”).

Lenders:
A syndicate of banks and other financial institutions, but excluding any Disqualified Institution (the “Bridge Lenders”), arranged by the Arrangers in consultation with and, to the extent required pursuant to Section 2 of the Commitment Letter, with the consent of the Borrower.

II.	Bridge Facility

Facility:	A 364-day senior unsecured bridge facility (the “Bridge Facility”) in the amount of $8,200,000,000.

Availability:
The loans (the “Bridge Loans”) shall be made in up to three borrowings, the first of which shall be made on the Closing Date to purchase the Shares tendered pursuant to the Tender Offer and to pay fees and expenses in connection with the Transactions, and any subsequent borrowings shall be made at the request of the Borrower at any time and from time to time following the consummation of the Tender Offer and ending on the earlier of (x) the date that is 120 days following the Closing Date and (y) the date of the consummation of the Merger (such earlier date, the “Availability Termination Date”) to provide funding for additional consideration, fees and expenses that are then payable or are reasonably expected to be payable in connection with (a) the purchase of any Shares tendered during any subsequent offering period pursuant to the Tender Offer Documents (if applicable) and (b) the consummation of the Merger (it being understood that the remaining commitments under the Bridge Facility may be drawn in full on or before the Availability

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Termination Date to provide funding for the above described additional consideration, fees and expenses whether or not such amounts are then due and payable). Any undrawn commitments under the Bridge Facility shall be automatically terminated on the Availability Termination Date.

Maturity:	The Bridge Loans shall mature and be payable in full on the date that is 364 days after the Closing Date. There shall be no amortization with respect to the Bridge Loans.

Guarantee:
The indebtedness, obligations and liabilities of the Borrower arising under or in connection with the Bridge Documentation (the “Borrower Obligations”) will be unconditionally guaranteed by Tyson Fresh Meats, Inc. (“TFM”).

In the event that any direct or indirect subsidiary of the Borrower shall guarantee the Existing Revolving Facility or any Material Indebtedness (as defined in the Existing Revolving Facility) of the Borrower, such subsidiary shall also provide a guarantee of the Borrower Obligations (any such subsidiary, together with TFM, the “Guarantors” and, the Guarantors, together with the Borrower, the “Credit Parties”).
Following (i) the redemption, defeasance, prepayment or repayment of the Borrower’s senior notes due 2016 (the “2016 Notes”), (ii) the termination of TFM’s guarantee of the 2016 Notes in full or (iii) a merger of TFM into the Borrower (so long as the Borrower is the surviving entity), the guarantee of TFM shall be released, provided that TFM at such time does not guarantee the Existing Revolving Facility or any other Material Indebtedness (as defined in the Existing Revolving Facility) of the Borrower (unless any such guarantee of the Existing Revolving Facility or other Material Indebtedness of the Borrower shall also be released at such time).

Purpose:	The proceeds of the Bridge Loans shall be used to finance the Transactions and fees and expenses in connection therewith.

III.	Certain Payment Provisions

Fees and Interest Rates:	As set forth on Annex I.
Optional Prepayments and

Commitment Reductions:
Bridge Loans may be prepaid by the Borrower and commitments may be reduced by the Borrower with prior written notice in minimum amounts of $2,500,000 (and integral multiples of $1,000,000 in excess thereof), in each case without premium or penalty (other than customary break funding indemnification, on terms consistent with the Existing Revolving Facility). Bridge Loans prepaid may not be reborrowed.

Mandatory Prepayments and

Commitment Reductions:	The following amounts shall be applied to prepay the Bridge Loans (and, prior to the Closing Date, the commitments under the Bridge Facility, pursuant to the Commitment Letter and

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Bridge Documentation, shall be automatically and permanently reduced by such amounts):

(a)    100% of the net proceeds received (including into escrow) from any sale or issuance of debt securities or incurrence of other debt for borrowed money (other than (i) Excluded Debt (as defined below) and (ii) debt described in clause (b) below) and equity securities or equity-linked securities (other than issuances (i) pursuant to employee stock or other compensation plans and grants to employees made in the ordinary course of business, (ii) by the Borrower’s subsidiaries to the Borrower or its other subsidiaries and (iii) directors’ qualifying shares and/or other nominal amounts required to be held by persons other than the Borrower or its subsidiaries under applicable law), in each case on or after the date of the Commitment Letter by the Borrower or any of its subsidiaries and subject to other exceptions to be mutually agreed;
(b)    100% of the committed amount of or (without duplication) 100% of the net proceeds of loans under any term loan facility or term bank debt entered into with Investment Grade Lenders for the specific purpose of financing the Acquisition after the date of the Commitment Letter (other than Excluded Debt) for which the Borrower or any of its subsidiaries is the borrower in which the conditions precedent to the availability of such facility on the Closing Date are not less favorable to the Borrower than such conditions in the Bridge Facility and do not include any conditions not set forth in the Condition Precedent Exhibit; and
(c)    100% of the net proceeds (for one or more transactions in an aggregate amount in excess of $100,000,000 and to the extent not reinvested within six months following receipt thereof (or if the Borrower or its subsidiaries have committed to reinvest such proceeds within such six month period, to the extent not reinvested within three months following such six month period)) of any sale or other disposition (including as a result of casualty or condemnation) in each case on or after the date of the Commitment Letter by the Borrower or any of its subsidiaries of any assets, except for the sale of inventory or other assets in the ordinary course of business and other exceptions to be mutually agreed.
For the purpose hereof, “Excluded Debt” means (i) intercompany debt among the Borrower and/or its subsidiaries, (ii) existing ordinary course foreign credit lines (including any renewal, extension or replacement thereof), (iii) credit extensions under the Existing Revolving Facility (including pursuant to extensions, modifications or replacements (including the 364-Day Revolving Credit Facility) thereof) up to $1.25 billion, (iv) commercial paper issuances, (v) the Amendment, (vi) purchase

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money indebtedness, capital lease obligations, industrial revenue bonds and similar obligations, in each case, incurred in the ordinary course of business, (vii) leasing activities in the ordinary course of business and (viii) other debt for borrowed money (other than the Permanent Financing) in an aggregate principal amount up to $100,000,000.

Amounts prepaid pursuant to any mandatory prepayment of the Bridge Loans may not be reborrowed.
Without limiting the foregoing, the Borrower agrees to comply with its applicable obligations under Section 6.9 of the Acquisition Agreement.

IV.	Certain Conditions
Initial Conditions to

Borrowings:	The Bridge Facility shall be available on the Closing Date, subject to the satisfaction (or waiver) of the conditions precedent set forth in the Conditions Precedent Exhibit.

Conditions to Subsequent

Borrowing:
Each borrowing following the Closing Date shall be subject to (i) delivery of a customary borrowing request and (ii) the accuracy of the Specified Representations at the time of or after giving effect to such borrowing.

V.	Certain Documentation Matters
The Bridge Documentation shall contain representations, warranties, covenants and events of default (including qualifications and exceptions), in each case substantially consistent with the Existing Revolving Facility (except as otherwise specified herein) and otherwise customary for financings of this type or as otherwise agreed by the Borrower and the Arrangers (it being understood and agreed that the Bridge Documentation shall: (a) not contain any representations and warranties, covenants and events of default that are not contained in the Existing Revolving Facility or as expressly set forth in this Term Sheet and be no less favorable to the Borrower and its subsidiaries than the corresponding provisions of the Existing Revolving Facility; (b) not be subject to any conditions to the availability and initial funding other than those conditions set forth in the Conditions Precedent Exhibit; (c) give due regard to any changes to the Existing Revolving Facility as are required to reflect the Transactions and the operational and strategic requirements of the Borrower as a result of the Transactions as may be mutually and reasonably agreed; and (d) reflect the amendments to the Existing Revolving Facility set forth on Exhibit D to the Commitment Letter but only to the extent such amendments are made to the Existing Revolving Facility pursuant to the Amendment on or prior to the execution of the Bridge Documentation and, in any event, shall be no less favorable to the Borrower and its subsidiaries than the corresponding provisions of the Existing Revolving Facility

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(clauses (a) through (d), collectively, the “Documentation Principles”) and limited to:
Representations and

Warranties:
Corporate existence and power; compliance with law; corporate authorization, no contravention, governmental authorization; enforceable obligations; taxes; financial matters; no material adverse change since September 28, 2013; litigation; subsidiaries; liens; no defaults; Investment Company Act; use of proceeds, margin regulations; assets; labor matters; environmental matters; disclosure; ERISA; insurance; solvency; OFAC, FCPA, and PATRIOT Act (in each case, subject to exceptions and materiality qualifiers as set forth in the Existing Revolving Facility or, with respect to OFAC, FCPA and PATRIOT Act, as otherwise agreed by the Borrower and the Arrangers) each to be made on the date of the Bridge Documentation and each borrowing under the Bridge Facility.

Affirmative Covenants:
Compliance with laws; use of proceeds; payment of obligations; insurance; preservation of each Credit Party’s corporate existence; conduct of business; access; keeping of books; maintenance of properties; financial statements; reporting requirements; notices regarding ERISA, environmental compliance and notice; governmental authorizations; and guarantee requirement (in each case, subject to exceptions, thresholds and materiality qualifiers as set forth in the Existing Revolving Facility) (provided that Section 5.11 of the Existing Revolving Facility (Collateral Trigger Date) and any related definitions or other provisions (including those applicable provisions in Section 5.12 of the Existing Revolving Facility)) (collectively, the “Collateral Trigger Date Provisions”) shall not be included in the Bridge Documentation); and also, consummation (as promptly as practical following the Closing Date, including filing a proxy (or information) statement with the SEC within 10 business days of consummation of the Tender Offer if such proxy (or information) statement is required to consummate the Merger) of the Merger.

Financial Covenants:	Limited to:
(a) a maximum debt to capitalization ratio of 0.60 to 1.00; provided, however, that following the Closing Date until and including the end of the first full fiscal quarter of the Borrower following the Closing Date, the maximum debt to capitalization ratio shall not exceed 0.65 to 1.00; and
(b) a minimum EBITDA to interest ratio of 3.75 to 1.00.

Negative Covenants:
Limitations on: liens; mergers, consolidations, liquidations and dissolutions; sales of all or substantially all assets; transactions with affiliates; indebtedness; sale-leasebacks; changes in fiscal year; hedging arrangements (with exceptions for hedging arrangements in the ordinary course not for speculative purposes); negative pledge clauses and clauses restricting subsidiary distributions; and changes in lines of business (in each

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case, subject to exceptions, thresholds and materiality qualifiers as set forth in the Existing Revolving Facility); provided that (i) the limitations in the final paragraph of Section 6.01(a) restricting the Borrower or any subsidiary from (x) incurring Debt for Borrowed Money if the Debt to Capitalization Ratio Indebtedness would exceed, on a pro forma basis, $3,500,000,000 and (y) incurring Debt to Capitalization Ratio Indebtedness if the aggregate amount of such Debt to Capitalization Ratio Indebtedness of the Subsidiaries that are not Subsidiary Guarantors for which Domestic Subsidiaries are directly or indirectly liable would exceed $100,000,000, in each case, shall not be included (the amendments described in this proviso, collectively, the “Negative Covenant Amendments”).
Unless otherwise defined in the Commitment Letter, all terms used within this “Negative Covenants” shall have the same meaning as specified with respect thereto in the Existing Revolving Facility and all section references shall be references to sections of the Existing Revolving Facility.

Events of Default:
Nonpayment of principal when due; nonpayment of interest, fees or other amounts after five business days; material inaccuracy of representations and warranties; violation of covenants (subject, in the case of certain affirmative covenants, to a grace period of 30 days after notice); cross-default to Material Indebtedness; bankruptcy events; certain ERISA events; material monetary judgments; invalidity of the Bridge Documentation or the Guarantors’ guarantee (or asserted invalidity by any Credit Party); and change in control (in each case, subject to exceptions, thresholds, materiality qualifiers and grace periods as set forth in the Existing Revolving Facility); provided that the event of default provisions relating to the Collateral Trigger Date Provisions shall not be included (collectively, the “Event of Default Amendments”).

Without limiting (and subject to) the conditions set forth in the Conditions Precedent Exhibit, the occurrence of an event of default shall not entitle the Lenders to terminate the Commitments prior to the Availability Termination Date. The acceleration of the Bridge Loans shall be permitted at any time after they have been funded only to the extent that an event of default is outstanding and continuing at such time.

Voting:
Amendments, waivers and consents with respect to the Bridge Documentation shall require the approval of Bridge Lenders (that are not “Defaulting Lenders”) holding not less than a majority of the aggregate amount of the Bridge Loans and commitments under the Bridge Facility, except that (a) the consent of each Bridge Lender affected thereby shall be required with respect to (i) reductions in the amount or extensions of the maturity of any Bridge Loan of such Bridge Lender, (ii) reductions in the rate of interest or any fee or extensions of any due date thereof owing to such Bridge Lender, (iii) increases in the amount or extensions of the expiry date of such Bridge Lender’s commitment and (iv) modifications to certain pro rata

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provisions of the Bridge Documentation and (b) the consent of 100% of the Bridge Lenders shall be required (i) with respect to modifications to any of the voting percentages and (ii) to (A) permit any Credit Party to assign its rights under the Bridge Documentation or (B) release any guarantor from its guarantee obligations, in each case except as otherwise permitted in the Bridge Documentation.
The Bridge Documentation shall contain customary provisions for replacing non-consenting Bridge Lenders in connection with amendments and waivers thereof requiring the consent of all Bridge Lenders or of all Bridge Lenders directly affected thereby so long as Bridge Lenders holding at least 66% of the aggregate amount of the Bridge Loans and unused commitments shall have consented to such amendment or waiver.
Assignments and

Participations:
Bridge Lenders will be permitted to assign (other than to any Disqualified Institution), in minimum amounts of $5,000,000 (or if less, the total amount of their commitments), all or a portion of their Bridge Loans and commitments with the prior written consent (not to be unreasonably withheld) of (a) the Borrower, unless (i) the assignee is a Bridge Lender or an affiliate of a Bridge Lender or an Approved Fund (as defined in the Existing Revolving Facility) (each a “Lender Affiliate”), (ii) such consent is not required pursuant to the syndication provisions of the Commitment Letter, or (iii) (x) prior to the Closing Date, an event of default under the Bridge Documentation for non-payment or bankruptcy has occurred and is continuing or (y) on or after the Closing Date, an event of default under the Bridge Documentation has occurred and is continuing, and (b) the Administrative Agent, unless the assignee is a Lender Affiliate. Prior to the Availability Termination Date, no assignments of undrawn commitments under the Bridge Facility may be made to any person that is not an Investment Grade Lender. Assignments will be by novation, i.e. assignees will succeed to the rights and obligations of the assigning Bridge Lenders. Participations will be without restriction (other than no participations can be made to Disqualified Institutions), and participants will be entitled to yield and increased cost protection to the same extent as (but no greater than) the participating Bridge Lenders. Voting rights of participants will be limited as set forth in the Existing Revolving Facility. The Administrative Agent shall not have any responsibility or obligation to determine whether any Bridge Lender or potential Bridge Lender is a Disqualified Institution and the Administrative Agent shall have no liability with respect to any assignment or participation made to a person that is a Disqualified Institution; it being understood that the Administrative Agent shall confirm that the requirements of any assignment documentation are satisfied. Promissory notes shall be issued under the Bridge Facility only upon request.

Defaulting Lender:	The Bridge Documentation shall contain “Defaulting Lender” provisions customary for facilities of this type.

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Yield Protection:
The Bridge Documentation will contain provisions (a) protecting the Bridge Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy, liquidity and other requirements of law and from the imposition of or changes in withholding or other taxes and (b) indemnifying the Bridge Lenders for “breakage costs” in connection with, among other things, any prepayment of Eurocurrency Loans on a day other than the last day of an interest period with respect thereto, in each case substantially consistent with the Existing Revolving Facility. The Dodd-Frank Wall Street Reform and Consumer Protection Act and Basel III (and all requests, rules, guidelines or directives promulgated under each of the foregoing or issued in connection therewith) shall be deemed to be changes in law referred to in clause (a) above regardless of the date enacted, adopted or issued.

Expenses and

Indemnification:
The Borrower shall pay, (a) all reasonable out-of-pocket expenses of the Administrative Agent, the Syndication Agent and the Arrangers and their affiliates associated with the syndication of the Bridge Facility and the preparation, execution, delivery and administration of the Bridge Documentation and any amendment or waiver with respect thereto (including the reasonable fees, disbursements and other charges of a single counsel selected by the Administrative Agent and of such special and local counsel, as the Administrative Agent may deem appropriate in its good faith discretion)) and (b) all out-of- pocket expenses of the Administrative Agent and the Bridge Lenders (including the fees, disbursements and other charges of counsel) in connection with the enforcement of the Bridge Documentation.

The Administrative Agent, the Syndication Agent the Arrangers and the Bridge Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) will have no liability for, and will be indemnified and held harmless against, any loss, liability, cost or expense incurred in respect of the Bridge Facility or the use or the proposed use of proceeds thereof (except to the extent found in a final nonappealable judgment by a court of competent jurisdiction to have resulted from the bad faith, gross negligence or willful misconduct of the indemnified party); provided that in connection therewith the Borrower shall only be responsible for the fees, charges and disbursements of a single counsel selected by the Administrative Agent and of such special and local counsel as the Administrative Agent may deem appropriate in its good faith discretion, except that if any indemnified person concludes that its interests conflict with those of other indemnified persons, the Borrower shall also be responsible for the fees, charges and disbursements of separate counsel for such indemnified person.

Governing Law and Forum:
State of New York; provided, that, notwithstanding the preceding sentence and the governing law provisions in the Bridge Documentation, it is understood and agreed that the interpretation of (i) an “Acquired Business Material Adverse

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Effect” (as defined in the Conditions Precedent Exhibit) and whether an “Acquired Business Material Adverse Effect” (as defined in the Conditions Precedent Exhibit) has occurred, (ii) the accuracy of any representation made by the Acquired Business and whether as a result of any inaccuracy thereof you (or an affiliate) have the right (without regard to any notice requirement) to terminate your (or its) obligations (or to refuse to consummate the transactions) under the Acquisition Agreement and (iii) whether the transactions have been consummated in accordance with the terms of the Acquisition Agreement, in each case, shall be governed by, and construed and interpreted in accordance with, the laws of the State of Maryland; provided, further, that, with respect to any suit, action or proceeding arising out of or relating to the Acquisition Agreement or the transactions contemplated thereby and which do not involve any claims by or against us or the Bridge Lenders or to which we or the Bridge Lenders are not otherwise a party, this sentence shall not override any jurisdiction provisions set forth in the Acquisition Agreement.
Counsel to the
Administrative Agent, the
Syndication Agent and

the Arrangers:	Weil, Gotshal & Manges LLP.

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Annex I to Exhibit A
Interest and Certain Fees

Interest Rate Options:	The Borrower may elect that the Bridge Loans bear interest at a rate per annum equal to (a) the ABR plus the Applicable Margin or (b) the Eurocurrency Rate plus the Applicable Margin.
As used herein:
“ABR” means, for any day, a rate per annum equal to the greatest of (i) the rate of interest publicly announced by MSSF as its prime rate in effect on such day at its principal office in New York City (the “Prime Rate”), (ii) the federal funds effective rate on such day plus 0.50% per annum and (iii) the Eurocurrency Rate for a one month interest period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1% per annum; provided that, for the avoidance of doubt, the Eurocurrency Rate for any day shall be based on the rate appearing on the Reuters LIBOR 01 page (or on any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day. Any change in the ABR due to a change in the Prime Rate, the federal funds effective rate or the Eurocurrency Rate shall be effective from and including the effective date of such change in the Prime Rate, the federal funds effective rate or the Eurocurrency Rate, respectively. Bridge Loans bearing interest based upon the ABR will be available on same-day notice if requested by 12:00 noon, New York City time.
“Applicable Margin” means a spread based upon the Applicable Ratings, as set forth in the table appearing at the end of this Annex I.
“Eurocurrency Rate” means the rate at which deposits in the London interbank market in U.S. dollars for one, two, three or six months, as selected by the Borrower, are quoted on the Reuters LIBOR 01 page (or on any successor or substitute page of such page). The applicable Eurocurrency Rate will be adjusted for U.S. statutory reserve requirements for eurocurrency liabilities, if any (presently zero).
The “Applicable Ratings” in effect at any time shall be (1) the Facility Ratings, if available from each of S&P, Moody’s and Fitch, and (2) if the Facility Ratings are not available from each rating agency, the Corporate Ratings.
The “Corporate Ratings” in effect at any time shall be (1) the Borrower’s corporate credit rating (or at any time when there is no corporate credit rating in effect, the Borrower’s Index Rating) from S&P, (2) the Borrower’s corporate family rating (or at any time when there is no corporate family rating in effect, the Borrower’s Index Rating) from Moody’s and (3) the Borrower’s

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issuer default rating (or at any time when there is no issuer default rating in effect, the Borrower’s Index Rating) from Fitch.
The “Index Rating” means, for any rating agency at any time, the rating then in effect from such rating agency applicable to the Borrower’s senior, unsecured, non-credit enhanced (other than by guarantees of subsidiaries that also guarantee the obligations under the Bridge Facility) long-term debt for borrowed money.
The “Facility Ratings” in effect at any time shall be the ratings of the Bridge Facility, if any, from S&P, Moody’s and Fitch.

Interest Payment Dates:	In the case of Bridge Loans bearing interest based upon the ABR (“ABR Loans”), quarterly in arrears.
In the case of Bridge Loans bearing interest based upon the Eurocurrency Rate (“Eurocurrency Loans”), on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Commitment Fees:
The Borrower shall pay, or cause to be paid, commitment fees (the “Commitment Fees”) to each Bridge Lender under the Bridge Facility calculated at a rate per annum equal to the Applicable Commitment Fee Rate, as determined in accordance with the grid below based on the Corporate Ratings then in effect, on the daily average undrawn commitments of such Bridge Lender under the Bridge Facility, accruing during the period commencing on the later of (i) the date that is 45 days following the Original Commitment Date and (ii) the date of execution of the Bridge Documentation, payable quarterly in arrears and upon final repayment or termination of the Bridge Facility:

Corporate Ratings (S&P, Moody’s and Fitch)	Applicable Commitment Fee Rate
at least BBB- and Baa3 and BBB-	0.175%
less than BBB- or Baa3 or BBB-	0.250%

Duration Fees:
The Borrower shall pay, or cause to be paid, duration fees (the “Duration Fees”) for the account of each Bridge Lender in amounts equal to the applicable percentage, as determined in accordance with the grid below based on the Corporate Ratings then in effect, of the aggregate amount of the Bridge Loans and undrawn commitments (if any) under the Bridge Facility of such Bridge Lender outstanding at the close of business, New York City time, on each date set forth in the grid below, payable on each such date:

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Duration Fee
Corporate Ratings (S&P, Moody’s and Fitch)	90 days after the Closing Date	180 days after the Closing Date	270 days after the Closing Date
at least BBB- and Baa3 and BBB-	0.50%	0.75%	1.00%
less than BBB- or Baa3 or BBB-	0.75%	1.00%	1.50%

Default Rate:
At any time when any Credit Party is in default in the payment of any amount of principal due under the Bridge Facility, the overdue amount shall accrue interest at 2% above the rate otherwise applicable thereto. Upon any payment default in connection with overdue interest, fees and other amounts, such overdue amounts shall accrue interest at 2% above the rate applicable to ABR Loans.

Rate and Fee Basis:
All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.

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TYSON FOODS, INC.
PRICING GRID

Applicable Ratings (S&P, Moody’s and Fitch)	Applicable Margin
	Closing Date through 89 days after Closing Date		90 days after Closing Date through 179 days after Closing Date		180 days after Closing Date through 269 days after Closing Date		270 days after Closing Date and thereafter
	ABR Loans	Eurocurrency Loans	ABR Loans	Eurocurrency Loans	ABR Loans	Eurocurrency Loans	ABR Loans	Eurocurrency Loans
Rating Level 1: BBB+/Baa1/BBB+ or above	25.0 bps	125.0 bps	50.0 bps	150.0 bps	75.0 bps	175.0 bps	125.0 bps	225.0 bps
Rating Level 2: BBB/Baa2/BBB	50.0 bps	150.0 bps	75.0 bps	175.0 bps	100.0 bps	200.0 bps	150.0 bps	250.0 bps
Rating Level 3: BBB-/Baa3/BBB-	75.0 bps	175.0 bps	100.0 bps	200.0 bps	125.0 bps	225.0 bps	175.0 bps	275.0 bps
Rating Level 4: BB+/Ba1/BB+	100.0 bps	200.0 bps	125.0 bps	225.0 bps	175.0 bps	275.0 bps	225.0 bps	325.0 bps
Rating Level 5: BB/Ba2/BB or lower or unrated	150.0 bps	250.0 bps	175.0 bps	275.0 bps	225.0 bps	325.0 bps	275.0 bps	375.0 bps

In the event of split Rating Levels, the Applicable Margin will be based upon the Rating Level in effect for two of the rating agencies, or, if all three rating agencies have different Rating Levels, then the Applicable Margin will be based upon the Rating Level that is between the Rating Levels of the other two rating agencies.

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Exhibit B
TYSON FOODS, INC.
364-DAY SENIOR UNSECURED REVOLVING CREDIT FACILITY

Summary of Principal Terms and Conditions
June 9, 2014
Capitalized terms not otherwise defined herein shall have the same meaning as specified with respect thereto in the Commitment Letter to which this Exhibit B is attached.

I.	Parties

Borrower:
Tyson Foods, Inc., a Delaware corporation (the “Company”) and certain subsidiaries of the Company to be mutually determined (the “Subsidiary Borrowers” and, together with the Company, the “Borrowers”).

Joint Lead Arrangers

and Joint Bookrunners:	Morgan Stanley Senior Funding, Inc. (“MSSF”) and J.P. Morgan Securities LLC (in such capacities, the “Arrangers”).

Administrative Agent:	MSSF (in such capacity, the “Administrative Agent”).

Syndication Agent:	JPMorgan Chase Bank, N.A. (in such capacity, the “Syndication Agent”).

Lenders:
A syndicate of banks and other financial institutions, but excluding any Disqualified Institution (the “364-Day Revolving Lenders”), arranged by the Arrangers in consultation with and, to the extent required pursuant to Section 2 of the Commitment Letter, with the consent of the Company.

II.	364-Day Revolving Credit Facility

Facility:
A 364-day senior unsecured revolving credit facility (the “364-Day Revolving Credit Facility”; the commitments thereunder being called the “Revolving Commitments” and the loans thereunder being called the “Revolving Loans”) in the amount of $1,000,000,000.

Availability:
The 364-Day Revolving Credit Facility will be available for borrowings by the Borrowers on a revolving basis during the period commencing on the Closing Date and ending on the Facility Termination Date (as defined below). Revolving Loans may be repaid and re-borrowed until the Facility Termination Date.

Maturity:	The “Facility Termination Date” shall be the date that is 364 days after the Closing Date.

Guarantee:	The indebtedness, obligations and liabilities of the Borrowers arising under or in connection with the 364-Day Revolving

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Credit Documentation (the “Borrower Obligations”) will be unconditionally guaranteed jointly and severally by the Company and Tyson Fresh Meats, Inc. (“TFM”).
In the event that any direct or indirect subsidiary of the Company shall guarantee any Material Indebtedness (as defined in the Existing Revolving Facility) of the Company, such subsidiary shall also provide a guarantee (any such subsidiary, together with TFM, the “Guarantors”).
Following (i) the redemption, defeasance, prepayment or repayment of the Company’s senior notes due 2016 (the “2016 Notes”), (ii) the termination of TFM’s guarantee of the 2016 Notes in full or (iii) a merger of TFM into the Company (so long as the Company is the surviving entity), the guarantee of TFM shall be released, provided that TFM at such time does not guarantee any other Material Indebtedness (as defined in the Existing Revolving Facility) of the Company (unless any such guarantee of other Material Indebtedness of the Company shall also be released at such time).

Purpose:	The proceeds of the Revolving Loans shall be used for general corporate purposes of the Company and its subsidiaries.

III.	Certain Payment Provisions

Fees and Interest Rates:	As set forth on Annex I.
Optional Prepayments and

Commitment Reductions:	Substantially consistent with the Existing Revolving Facility.

Mandatory Commitment

Reductions:	The Revolving Commitments shall be automatically:

(i) terminated in full, upon the occurrence of the Amendment Effective Date; and

(ii) permanently reduced by 100% of the committed amount of or (without duplication) 100% of the net proceeds of loans under any revolving credit facility or revolving bank debt entered into after the Original Commitment Date for which the Company or any of its domestic subsidiaries is the borrower (other than commitments and net proceeds of loans under the Existing Revolving Facility, in effect as of the Original Commitment Date).

IV.	Certain Conditions

Initial Conditions:	The 364-Day Revolving Credit Facility shall be available on the Closing Date, subject to the satisfaction (or waiver) of the conditions precedent set forth in the Conditions Precedent Exhibit.

On-Going Conditions:	Substantially consistent with the Existing Revolving Facility.

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V.	Certain Documentation Matters
The 364-Day Revolving Credit Documentation shall contain representations, warranties, covenants and events of default (including qualifications and exceptions), in each case substantially consistent with the Existing Revolving Facility (except as otherwise specified herein) and otherwise customary for financings of this type or as otherwise agreed by the Borrower and the Arrangers (it being understood and agreed that the 364-Day Revolving Credit Documentation shall be subject to the Documentation Principals) and limited to the following:
Representations and

Warranties:
Substantially consistent with the Existing Revolving Facility; provided that representations and warranties related to OFAC, FCPA and the Patriot Act (collectively, the “OFAC/FCPA Representations”) shall be included.

Affirmative Covenants:	Substantially consistent with the Existing Revolving Facility; provided that the Collateral Trigger Date Provisions shall not be included in the 364-Day Revolving Credit Documentation.

Financial Covenants:	Limited to:
(a) a maximum debt to capitalization ratio of 0.60 to 1.00; provided, however, that following the Closing Date until and including the end of the first full fiscal quarter of the Borrower following the Closing Date, the maximum debt to capitalization ratio shall not exceed 0.65 to 1.00; and
(b) a minimum EBITDA to interest ratio of 3.75 to 1.00.

Negative Covenants:	Substantially consistent with the Existing Revolving Facility; provided that the Negative Covenant Amendments shall be made to the 364-Day Revolving Credit Facility.

Events of Default:	Substantially consistent with the Existing Revolving Facility; provided that the Event of Default Amendments shall be made to the 364-Day Revolving Credit Facility.

Voting:	Substantially consistent with the Existing Revolving Facility.
Assignments and

Participations:
Substantially consistent with the Existing Revolving Facility; provided that the Borrower’s consent to assignments shall not be required to the extent not required pursuant to the syndication provisions of the Commitment Letter.

Defaulting Lender:	Substantially consistent with the Existing Revolving Facility.

Yield Protection:	Substantially consistent with the Existing Revolving Facility.
Expenses and

Indemnification:	Substantially consistent with the Existing Revolving Facility.

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Governing Law and Forum:
State of New York; provided, that, notwithstanding the preceding sentence and the governing law provisions in the 364-Day Revolving Credit Documentation, it is understood and agreed that the interpretation of (i) a “Acquired Business Material Adverse Effect” (as defined in the Conditions Precedent Exhibit) and whether an “Acquired Business Material Adverse Effect” (as defined in the Conditions Precedent Exhibit) has occurred, (ii) the accuracy of any representation made by the Acquired Business and whether as a result of any inaccuracy thereof you (or an affiliate) have the right (without regard to any notice requirement) to terminate your (or its) obligations (or to refuse to consummate the transactions) under the Acquisition Agreement and (iii) whether the transactions have been consummated in accordance with the terms of the Acquisition Agreement, in each case, shall be governed by, and construed and interpreted in accordance with, the laws of the State of Maryland; provided, further, that, with respect to any suit, action or proceeding arising out of or relating to the Acquisition Agreement or the transactions contemplated thereby and which do not involve any claims by or against us or the 364-Day Revolving Lenders or to which we or the 364-Day Revolving Lenders are not otherwise a party, this sentence shall not override any jurisdiction provisions set forth in the Acquisition Agreement.

Counsel to the
Administrative Agent, the
Syndication Agent and

the Arrangers:	Weil, Gotshal & Manges LLP.

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Annex I to Exhibit B
Interest and Certain Fees

Interest Rate Options:	The Borrowers may elect that the Revolving Loans bear interest at a rate per annum equal to (a) the ABR plus the Applicable Margin or (b) the Eurocurrency Rate plus the Applicable Margin.
As used herein:
“ABR” means, for any day, a rate per annum equal to the greatest of (i) the rate of interest publicly announced by MSSF as its prime rate in effect on such day at its principal office in New York City (the “Prime Rate”), (ii) the federal funds effective rate on such day plus 0.50% per annum and (iii) the Eurocurrency Rate for a one month interest period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1% per annum; provided that, for the avoidance of doubt, the Eurocurrency Rate for any day shall be based on the rate appearing on the Reuters LIBOR 01 page (or on any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day. Any change in the ABR due to a change in the Prime Rate, the federal funds effective rate or the Eurocurrency Rate shall be effective from and including the effective date of such change in the Prime Rate, the federal funds effective rate or the Eurocurrency Rate, respectively. Revolving Loans bearing interest based upon the ABR will be available on same-day notice if requested by 12:00 noon, New York City time.
“Applicable Margin” means a spread based upon the Applicable Ratings, as set forth in the table appearing at the end of this Annex I.
“Eurocurrency Rate” means the rate at which deposits in the London interbank market in U.S. dollars for one, two, three or six months, as selected by the applicable Borrower, are quoted on the Reuters LIBOR 01 page (or on any successor or substitute page of such page). The applicable Eurocurrency Rate will be adjusted for U.S. statutory reserve requirements for eurocurrency liabilities, if any (presently zero).
The “Applicable Ratings” in effect at any time shall be (1) the Facility Ratings, if available from each of S&P, Moody’s and Fitch, and (2) if the Facility Ratings are not available from each rating agency, the Corporate Ratings.
The “Corporate Ratings” in effect at any time shall be (1) the Company’s corporate credit rating (or at any time when there is no corporate credit rating in effect, the Company’s Index Rating) from S&P, (2) the Company’s corporate family rating (or at any time when there is no corporate family rating in effect, the Company’s Index Rating) from Moody’s and (3) the Company’s

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issuer default rating (or at any time when there is no issuer default rating in effect, the Company’s Index Rating) from Fitch.
The “Index Rating” means, for any rating agency at any time, the rating then in effect from such rating agency applicable to the Company’s senior, unsecured, non-credit enhanced (other than by guarantees of subsidiaries that also guarantee the obligations under the 364-Day Revolving Credit Facility) long-term debt for borrowed money.
The “Facility Ratings” in effect at any time shall be the ratings of the 364-Day Revolving Credit Facility, if any, from S&P, Moody’s and Fitch.

Interest Payment Dates:	In the case of Revolving Loans bearing interest based upon the ABR (“ABR Loans”), quarterly in arrears.
In the case of Revolving Loans bearing interest based upon the Eurocurrency Rate (“Eurocurrency Loans”), on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Facility Fee:
A Facility Fee (the “Facility Fee”) will accrue and be payable to the 364-Day Revolving Lenders on the aggregate commitments under the 364-Day Revolving Credit Facility, whether used or unused (and on Revolving Loans outstanding under the 364-Day Revolving Credit Facility), during the period commencing on the date of execution of the credit agreement for the 364-Day Revolving Credit Facility, and will be payable in arrears at the end of each calendar quarter and at maturity. The rates at which the Facility Fees accrue will be based upon the Applicable Ratings, as set forth in the table appearing at the end of this Annex I.

Default Rate:
At any time when any Credit Party is in default in the payment of any amount of principal due under the 364-Day Revolving Credit Facility, the overdue amount shall accrue interest at 2% above the rate otherwise applicable thereto. Upon any payment default in connection with overdue interest, fees and other amounts, such overdue amounts shall accrue interest at 2% above the rate applicable to ABR Loans.

Rate and Fee Basis:
All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.

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TYSON FOODS, INC.
PRICING GRID

Applicable Ratings (S&P, Moody’s and Fitch)	Applicable Margin		Facility Fee
	ABR Loans	Eurocurrency Loans
Rating Level 1: BBB+/Baa1/BBB+ or above	0.0 bps	100.0 bps	12.5 bps
Rating Level 2: BBB/Baa2/BBB	10.0 bps	110.0 bps	15.0 bps
Rating Level 3: BBB-/Baa3/BBB-	30.0 bps	130.0 bps	20.0 bps
Rating Level 4: BB+/Ba1/BB+	50.0 bps	150.0 bps	25.0 bps
Rating Level 5: BB/Ba2/BB or lower or unrated	82.5 bps	182.5 bps	30.0 bps

In the event of split Rating Levels, the Applicable Margin and Facility Fee will be based upon the Rating Level in effect for two of the rating agencies, or, if all three rating agencies have different Rating Levels, then the Applicable Margin and Facility Fee will be based upon the Rating Level that is between the Rating Levels of the other two rating agencies.

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Exhibit C
TYSON FOODS, INC.
364-DAY SENIOR UNSECURED BRIDGE FACILITY
364-DAY SENIOR UNSECURED REVOLVING CREDIT FACILITY

Conditions Precedent to Initial Availability of Loans

Capitalized terms not otherwise defined herein shall have the same meaning as specified with respect thereto in the Commitment Letter to which this Exhibit C is attached.
The commitments of the Lenders in respect to the Facilities and the initial extension of credit thereunder shall be conditioned solely upon satisfaction (or waiver) of the following conditions precedent on or before the Commitment Termination Date:

1.    With respect to the Bridge Facility, the negotiation, execution and delivery by the Borrower and Guarantor of the definitive documentation for the Bridge Facility, consistent with the applicable terms of the Commitment Letter and taking into account the Documentation Principles (the “Bridge Documentation”); with respect to the 364-Day Revolving Credit Facility, the negotiation, execution and delivery by the Borrowers and Guarantor of the definitive documentation for the 364-Day Revolving Credit Facility, consistent with the applicable terms of the Commitment Letter and taking into account the Documentation Principles (the “364-Day Revolving Credit Facility Documentation” and, together with the Bridge Documentation, the “Definitive Documentation”); provided that (a) the Definitive Documentation shall be on terms, in a form and not include any changes to the Existing Revolving Facility that would, in any case, impair the availability or effectiveness of the Facilities if the conditions set forth in this Exhibit C are satisfied and (b) if on or prior to the Closing Date any direct or indirect subsidiary of the Company (other than TFM) shall guarantee the Existing Revolving Facility or any Material Indebtedness (as defined in the Existing Revolving Facility) of the Company, such subsidiary shall be required to substantially concurrently (or, if later upon the execution of the Definitive Documentation) guarantee the Bridge Facility and 364-Day Revolving Credit Facility.

2.    The Offer Conditions (as defined in the Acquisition Agreement (in the form of the Execution Version, as defined below)) shall have been satisfied or (subject to the following) waived in accordance with the terms and conditions of the Acquisition Agreement, which shall be executed by all the parties thereto in the form of the execution version of the Acquisition Agreement provided to the Arrangers prior to their execution of the Commitment Letter and executed by the Borrower on the date hereof (the “Execution Version”), and no provision of the Acquisition Agreement or any other Acquisition Document (including the Offer Conditions) shall have been waived, amended, supplemented or otherwise modified, and no consent or request by the Company or any of its subsidiaries shall have been provided thereunder, in each case which is materially adverse to the interests of the Commitment Parties without each Arranger’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned). Without limiting the foregoing, it is understood that any modification or waiver of the Minimum Condition (as defined in the Acquisition Agreement) under the Tender Offer Documents shall be considered materially adverse to the interests of the Commitment Parties.

3.    The Arrangers shall have received: (i) unaudited consolidated and (to the extent publicly available) consolidating balance sheets and related statements of income, stockholders’ equity and cash flows of the Company and its subsidiaries for each subsequent fiscal quarter ended subsequent to September 28, 2013 and at least 45 days prior to the Closing Date; (ii) to the extent provided to the Company by the Target or otherwise publicly available prior to the Closing Date, unaudited consolidated and consolidating balance sheets and related statements of income, stockholders’ equity and cash flows of the Target and its subsidiaries for each subsequent fiscal quarter ended subsequent to June 29, 2013 and at least 45 days prior to the Closing Date; and (iii) if, and to the extent required by Rule 3-05 of Regulation S-X, customary pro forma financial statements of the Company which meet the requirements of

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Regulation S-X under the Securities Act and all other accounting rules and regulations of the SEC promulgated thereunder and required to be included in a Registration Statement under such Act on Form S-3.

4.    The Lenders, the Administrative Agent, the Syndication Agent, the Commitment Parties and the Arrangers shall have received all fees required to be paid and due on the Closing Date, and all expenses for which invoices have been presented at least 2 business days prior to the Closing Date, on or prior the Closing Date.

5.    The Administrative Agent shall have received: (A) (i) legal opinions from such counsel to the Company as may be reasonably required by the Administrative Agent, (ii) corporate organizational documents, good standing certificates (to the extent applicable in the jurisdiction of organization of the Borrower(s) and the Guarantors) and secretary certificates and officer certificates, (iii) certificates from the chief financial officer or other officer of equivalent duties of the Company demonstrating the solvency (on a consolidated basis) of the Company and its subsidiaries as of the Closing Date, on a pro forma basis for the Transactions, substantially in the form of Exhibit E to this Commitment Letter, (iv) corporate or other applicable resolutions with respect to the Borrower(s) and the Guarantors approving the Transactions, and (v) borrowing notices, each of the items specified in clauses (a)(i) through (a)(v) as is customary for transactions of this type and, to the extent applicable, in substantially the same form as used in the Existing Revolving Facility (as revised to give effect to this Commitment Letter); and (B) at least 3 business days prior to the Closing Date, documentation required under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT ACT, to the extent reasonably requested by any Lender at least 10 business days prior to the Closing Date.

6.    The following representations shall be true and correct as of the Closing Date: (i) the representations made by or on behalf of the Acquired Business in the Acquisition Agreement that are material to the interests of the Lenders (in their capacities as such), but only to the extent that the Company (or a subsidiary) has the right to terminate its obligations to consummate the Acquisition under the Acquisition Agreement as a result of a breach of such representations in the Acquisition Agreement (the “Acquisition Agreement Representations”) and (ii) the Specified Representations (as defined below), it being understood that the commitments of the Lenders in respect of the Facilities and the extensions of credit thereunder on the Closing Date shall not be conditioned on the accuracy or correctness of any representation or warranty other than as set forth in this paragraph 6. For purposes hereof, “Specified Representations” means the representations and warranties in the form of the Existing Revolving Facility relating to (a) corporate existence and power, (b) corporate authorization and enforceability of the Definitive Documentation, (c) no contravention of the Definitive Documentation with organizational documents(d) Federal Reserve margin regulations, (e) the Investment Company Act and (f) OFAC, FCPA and Patriot Act.

7.    Except as otherwise disclosed in (a) the Target’s Annual Report on Form 10-K for the fiscal year ended June 29, 2013, the Target’s Quarterly Reports on Form 10-Q for the quarterly periods ended September 28, 2013, December 28, 2013 and March 29, 2014, the Target’s Current Reports on Form 8-K filed since the date of filing of the Target’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 29, 2014 and prior to the date hereof or the Target’s proxy statement for the 2013 annual meeting of the Target’s stockholders, the relevance of such documents being reasonably apparent on its face, but excluding any risk factor disclosure and disclosure of risks included in any “forward looking statements” disclaimer or other general statements included in such Company SEC Documents to the extent they are predictive or forward looking in nature, or (b) the Company Disclosure Letter delivered to the Arrangers prior to their execution hereof, there not having occurred since June 29, 2013 any Acquired Business Material Adverse Effect (as defined below) or any event, change, effect, development, state of facts, condition, circumstance or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Acquired Business Material Adverse Effect. For the purposes hereof, “Acquired Business Material Adverse Effect” shall mean any event, change, effect, development, state of facts, condition, circumstance or occurrence that, individually or in the aggregate

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with all other events, changes, effects, developments, states of facts, conditions, circumstances and occurrences, (i) would, or would reasonably be expected to, prevent, materially delay or materially impede the ability of the Target to consummate the Transactions (as defined in the Acquisition Agreement) and the other transactions contemplated by the Acquisition Agreement or (ii) is, or would reasonably be expected to be, materially adverse to the business, results of operations, properties, assets, liabilities, operations or financial condition of the Target and the Company Subsidiaries, taken as a whole; provided that none of the following (or the results thereof) shall be taken into account, either alone or in combination, in determining whether an Acquired Business Material Adverse Effect has occurred for purposes of clause (ii) of this definition: (A) any changes in general United States or global economic conditions, (B) any changes in the general conditions of the industries in which the Target and the Company Subsidiaries operate, (C) any decline in the market price or trading volume of the Securities of the Target, in and of itself (it being understood that the underlying events, changes, effects, developments, states of facts, conditions, circumstances and occurrences giving rise to or contributing to such decline may be deemed to constitute, or be taken into account in determining whether there has been, an Acquired Business Material Adverse Effect), (D) any failure, in and of itself, by the Target to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the underlying events, changes, effects, developments, states of facts, conditions, circumstances and occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been, an Acquired Business Material Adverse Effect), (E) the execution and delivery of the Acquisition Agreement or the public announcement or pendency of the Transactions (as defined in the Acquisition Agreement) or any of the other transactions contemplated by the Acquisition Agreement, other than for purposes of Section 4.4 or Section 4.15(m) of the Acquisition Agreement or clause (d) of Annex A of the Acquisition Agreement (insofar as it relates to Section 4.4 or Section 4.15(m) of the Acquisition Agreement), (F) compliance with the terms of, or the taking of any action required by, the Acquisition Agreement, (G) any change in applicable Law or GAAP (or authoritative interpretations thereof) or (H) the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism; except, in the cases of clauses (A), (B), (G) and (H), to the extent that the Target and the Company Subsidiaries, taken as a whole, are disproportionately adversely affected thereby in any material respect as compared to other participants in the industries in which the Target and the Company Subsidiaries operate. In this paragraph, (i) each reference to the “Acquisition Agreement” shall mean the Acquisition Agreement in the form of the Execution Version provided to the Arrangers prior to their execution hereof and (ii) each capitalized term that is not defined in any other provision of the Commitment Letter shall have the meaning given to such term in the Acquisition Agreement in such form.

8.    Solely with respect to the 364-Day Revolving Credit Facility (i) the Amendment Effective Date shall not have occurred and (ii) the outstanding loans and other obligations under the Existing Revolving Facility shall have been repaid and the commitments thereunder shall have been terminated.

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Exhibit D
TYSON FOODS, INC.
364-DAY SENIOR UNSECURED BRIDGE FACILITY
364-DAY SENIOR UNSECURED REVOLVING CREDIT FACILITY

Amendments to the Existing Revolving Facility

Article III – Representations and Warranties – Add OFAC, FCPA and PATRIOT Act representations and warranties consistent with those to be agreed by the Borrower and the Arrangers in connection with the Bridge Facility and the 364-Day Revolving Credit Facility in accordance with the Terms Sheets.

Article VI - Affirmative Covenants

•	Section 5.07 (Compliance with Laws) - Delete requirement for the Company to make all reasonable efforts to ensure that all of its tenants, contractors etc. comply with laws

•	Section 5.10 (Governmental Authorizations) - Delete provision

•	Section 5.11 (Collateral Trigger Date) - Delete provision

•	Section 5.12 (Further Assurances) - Delete provision

Article VI - Negative Covenants

•	Section 6.01 (Indebtedness)

◦	Delete limitation on Debt to Capitalization Ratio Indebtedness for Borrowed Money of $3.64Bn prior to October 31, 2013 and $3.5Bn thereafter

◦	Delete limitation on Debt to Capitalization Ratio Indebtedness of Subsidiaries that are not Subsidiary Guarantors for which Domestic Subsidiaries are directly or contingently liable of $100MM

◦	Add Priority Debt (subsidiary debt and liens) basket of 15% of Consolidated Net Tangible Assets

•	Section 6.02 (Liens)

o	Delete restriction in the introductory sentence on assigning or selling income or revenues

o	Delete limitation on Liens on cash, cash equivalents or marketable securities under Swap Agreements to $300MM

o	Replace $100MM general Liens basket with a Priority Debt basket of 15% of Consolidated Net Tangible Assets

•
Section 6.03 (Fundamental Changes; Business Activities) – Amend to permit the Company to merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, as long as the Company is the surviving entity

•	Section 6.04 (Asset Sales) - Replace with general basket of 25% of Total Assets

•	Section 6.05 (Sale/Leaseback Transactions) - Delete provision

•	Section 6.08 (Restrictive Agreements) - Delete provision

•
Section 6.10 (Debt to Capitalization Ratio) – Increase the maximum Debt to Capitalization Ratio of 0.50 to 1.00 to 0.60 to 1.00; provided, however, that following the Closing Date until and including the end of the first full fiscal quarter of the Borrower following the Closing Date, the Maximum Debt to Capitalization Ratio shall not exceed 0.65 to 1.00

•	Section 6.11 (Change in Fiscal Periods) - Delete provision

Article VII - Events of Default

•	Delete clause (m) (Invalidity of Loan Document)

•	Delete clause (p) (Failure of Perfection of Lien)

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Exhibit E
TYSON FOODS, INC.
364-DAY SENIOR UNSECURED BRIDGE FACILITY
364-DAY SENIOR UNSECURED REVOLVING CREDIT FACILITY

Form of Solvency Certificate
[●][●], 20[●]
This Solvency Certificate is being executed and delivered pursuant to Section [●] of that certain [●] (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined).
I, [●], the [Chief Financial Officer/equivalent officer] of the Borrower, in such capacity and not in an individual capacity, hereby certify as follows:

1.
I am generally familiar with the businesses and assets of the Borrower and its subsidiaries, taken as a whole, and am duly authorized to execute this Solvency Certificate on behalf of the Borrower pursuant to the Credit Agreement; and

2.
As of the date hereof and after giving effect to the Transactions and the incurrence of the indebtedness and obligations being incurred in connection with the Credit Agreement and the Transactions, that, (i) the sum of the debt (including contingent liabilities) of the Borrower and its subsidiaries, taken as a whole, does not exceed the fair value of the present assets of the Borrower and its subsidiaries, taken as a whole; (ii) the present fair saleable value of the assets of the Borrower and its subsidiaries, taken as a whole, is not less than the amount that will be required to pay the probable liabilities (including contingent liabilities) of the Borrower and its subsidiaries, taken as a whole, on their debts as they become absolute and matured; (iii) the capital of the Borrower and its subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Borrower or its subsidiaries, taken as a whole, contemplated as of the date hereof; and (iv) the Borrower and its subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debts as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first written above.

By:    ______________________________
Name: [●]
Title: [Chief Financial Officer/equivalent officer]

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